   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1996




                                                      REGISTRATION NO. 333-12455
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           STILLWATER MINING COMPANY
             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

            DELAWARE                             1090                            81-0480654
 (State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)          Identification Number)

                              536 EAST PIKE AVENUE
                            COLUMBUS, MONTANA 59019
                                 (303) 978-2525
(Address and telephone number of principal executive offices and principal place of business)
                             ---------------------
                               CHARLES R. ENGLES
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              536 EAST PIKE AVENUE
                            COLUMBUS, MONTANA 59019
                                 (303) 978-2525
           (Name, Address, and Telephone Number of Agent for Service)
                             ---------------------
                                   Copies to:

                            NESA E. HASSANEIN, ESQ.
                            MORRISON & FOERSTER LLP
                          370 17TH STREET, SUITE 5200
                          DENVER, COLORADO 80202-5638

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS



                           STILLWATER MINING COMPANY

                   7% Convertible Subordinated Notes Due 2003

     This Prospectus relates to the public offering by the Selling Security Holders of up to $51,450,000 principal amount of 7% Convertible Subordinated Notes Due 2003 (the "Convertible Notes") of Stillwater Mining Company, a Delaware corporation (the "Company") and the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Convertible Notes. The Convertible Notes were originally issued in a private placement (the "Private Placement") on April 29, 1996 and May 14, 1996 by the Company. The Convertible Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Security Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a Registration Agreement dated April 29, 1996 (the "Registration Agreement") between the Company and the Initial Purchaser named therein, entered into in connection with the Private Placement.


     The Convertible Notes will mature on May 1, 2003. Interest on the Convertible Notes will be paid semiannually on May 1 and November 1 of each year, commencing November 1, 1996. The Convertible Notes are convertible, at the option of the holder thereof, at any time after 90 days following the date of original issuance thereof and prior to maturity, unless previously redeemed, into shares of Common Stock of the Company, at a conversion price of $26.80 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on the Nasdaq National Market where prices are reported under the symbol "PGMS."

     The Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on and after May 1, 1999, at the redemption prices set forth herein together with accrued interest. The Convertible Notes do not provide for any sinking fund. Upon a Designated Event (as defined), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Convertible Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest to the date of purchase. See "Description of Convertible Notes -- Repurchase at Option of Holders."

     The Convertible Notes are unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. The Convertible Notes will be structurally subordinated to all liabilities of the Company's subsidiaries, if any. The Indenture under which the Convertible Notes were issued does not restrict the incurrence of Senior Debt or other indebtedness by the Company or its subsidiaries. See "Description of Convertible Notes -- Subordination of Convertible Notes."

     The Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be sold by the Selling Security Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

     The Selling Security Holders will receive all of the net proceeds from the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

     The Selling Security Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Convertible Notes and Common Stock issuable upon conversion of the Convertible Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.
                             ---------------------
   SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DESCRIPTION OF CERTAIN RISKS
               INVOLVED IN THE PURCHASE OF THE CONVERTIBLE NOTES.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                The date of this Prospectus is December 12, 1996

                             AVAILABLE INFORMATION

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Any reports, proxy statements, information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048, and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding the Company, which has filed electronically with the Commission since May 6, 1996. The Company's Common Stock is quoted on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments, schedules and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement and certain parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Convertible Notes offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

       (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

       (ii) The Company's Proxy Statement for its 1996 Annual Meeting of Stockholders, dated March 15, 1996;

       (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

       (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;


       (v) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;



       (vi)   The Company's Current Report on Form 8-K dated April 29, 1996;



       (vii) The Company's Registration Statement on Form 8-A dated November 3, 1994; and



       (viii) The Company's Registration Statement on Form 8-A dated October 30, 1995.


     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Convertible Notes by the Selling Security Holders shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is modified to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Cindy L. Donelson, Stillwater Mining Company, 717 Seventeenth Street, Suite 1480, Denver, Colorado 80202, telephone number
(303) 978-2525.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY


     Stillwater Mining Company (the "Company") is engaged in the exploration, development, mining and production of platinum, palladium and associated metals from the Stillwater Complex in southern Montana, which the Company believes is the only significant primary source of platinum and palladium outside the Republic of South Africa. The Stillwater Complex includes an extensive mineralized zone containing platinum group metals ("PGMs") known as the J-M Reef which has been traced on the surface for approximately 28 miles and which extends downward over one mile to unknown depths. The Stillwater Complex has been prospected for gold, copper, nickel and chromium since the late 1880s. The Company currently owns or has the rights to 995 claims covering substantially all of the presently identified PGM mineralized zone.


     The Company began mining operations in 1986 with an underground mine located in the Stillwater Valley. The Stillwater Mine currently accesses only a small segment of the ore body approximately five miles long between the elevations of 6,700 and 4,200 feet above sea level. The physical configuration of the J-M Reef with its 50 degree to 90 degree dip and relatively wide mining widths in comparison with South Africa's Bushveld Complex makes it amenable to various gravity assisted, mechanized mining methods. At December 31, 1995, the Stillwater Mine had 24 active stopes, all of which are accessed by horizontal adits and drifts. At January 1, 1996, the Company had proven and probable reserves of approximately 22.6 million tons of ore with approximately 18.2 million contained ounces of platinum and palladium (or approximately 8.9 million total gold equivalent ounces) in a ratio of 3.5 parts palladium to one part platinum. In 1995, the Company produced approximately 51,000 ounces of platinum and 169,000 ounces of palladium (or approximately 109,000 total gold equivalent ounces) from mining and processing 398,000 tons of ore at its one developed underground mine.

BACKGROUND

     Platinum and palladium were discovered in the Stillwater Complex by Schuller Corporation (formerly called Manville Corporation) geologists in the early 1970s. In 1979, an affiliate of Manville Mining Company (such affiliate, together with Manville Mining Company, is herein referred to as "Manville"), a wholly-owned subsidiary of Schuller Corporation, entered into a joint venture agreement with Chevron U.S.A. Inc. ("Chevron") to develop PGMs discovered in the Stillwater Complex, forming the Stillwater PGM Resources partnership ("SPGMR") which leased from Manville all its claims held in the Stillwater area. In 1984, Chevron and Manville entered into the Stillwater Mining Company partnership ("SMC") with Anaconda Minerals, Inc. ("Anaconda") covering a 30,000 foot section traversing the Stillwater Valley towards the eastern end of the Stillwater Complex. Each partner owned an undivided one-third interest in this partnership. In 1986, Anaconda sold its one-third interest in SMC to LAC Minerals Ltd. ("LAC"), and in late 1988, LAC sold its interest back to Chevron and Manville, each company taking half of LAC's one-third interest, which brought their respective ownership up to a 50% interest in both partnerships.

     In 1992, the Company was incorporated as a Delaware corporation, and as of October 1, 1993, Chevron and Manville transferred substantially all assets, liabilities and operations of SPGMR and SMC to the new Company. The Company was formed to continue the exploration, development, mining and production of PGMs from the Stillwater Complex and to become an independently operated and financed entity. On September 16, 1994, the Company redeemed Chevron's entire 50% ownership interest for $44 million, the funding for which was raised in a private placement of 7,500,000 shares of Common Stock at $5.87 per share and a $25 million subordinated credit facility with warrants. The credit facility was terminated and the warrants were exercised upon the Company's initial public offering of Common Stock which closed on December 22, 1994. In the initial public offering, the Company received net proceeds of $53.7 million from the sale of 4,500,000 shares of Common Stock at $13.00 per share. Manville also sold 2,112,500 shares in the initial public offering, reducing its ownership percentage to approximately 27% of the issued and outstanding Common Stock. On August 23, 1995, Manville sold its remaining ownership interest in the Company to a group of institutional investors.

EXPANSION PLAN

     The Company believes its current operations are sub-scale in relation to its major South African competitors and in relation to the magnitude of its current reserve base, which contributes materially to the Company's relatively high operating costs. As part of the Company's long-term strategy to expand its operations and improve its operating economics, the Company has undertaken an expansion plan (the "Expansion Plan") designed to significantly increase production at the Stillwater Mine and associated processing facilities in 1997. The Expansion Plan includes the sinking of a 1,950 foot vertical shaft, underground development on new levels accessed by the shaft, increasing the capacity of the Company's concentrator, adding a second convertor to the Company's smelter, constructing a base metals refinery ("BMR") and replacement and standardization of the Company's mine equipment fleet. Construction work for this expansion began in May 1994 and the Company has substantially completed all minesite surface facilities, the BMR, concentrator modifications and the vertical shaft.

     The principal steps in the Expansion Plan which have yet to be completed are underground development on new levels accessed by the vertical shaft, the planned modifications to the smelter and additional equipment purchases. Underground development on new levels was begun in the second quarter of 1996 with the assistance of an independent contractor, and production from these new levels is expected to begin in 1997. Expansion of the smelter is expected to be completed early in 1997. Moreover, design upgrades and modifications to the processing facilities have been implemented in order to accommodate potential future increases in production beyond those anticipated by the Expansion Plan.

     The Company anticipates the Expansion Plan will be completed and production capacity will have reached 2,000 tons per day ("TPD") in 1997, a doubling from 1994 production levels. These anticipated results assume, among other things, the identification of sufficient proven reserves in close proximity to the vertical shaft and the recruitment of sufficient numbers of individuals skilled in underground mining. No assurance can be given that the Expansion Plan will be completed on a timely basis or that the expanded operations will achieve the anticipated production capacity. See "Risk Factors." Depending upon the success of the Expansion Plan, the Company will evaluate further expansion of the Stillwater Mine.

EAST BOULDER SITE

     The next significant increment of growth, after the completion of the Expansion Plan at the Stillwater Mine, will likely be the development of the East Boulder site which is approximately 13 miles west of the Stillwater Mine along the strike length of the J-M Reef. On January 1, 1996, the Company had probable reserves of approximately 11.5 million tons of ore, and no proven reserves, in the area of the proposed East Boulder mine site.


     As presently envisioned, the proposed development of the East Boulder site will entail 18 to 24 months to access the ore body before major capital spending would be required. A three mile tunnel to gain access to the ore body and test drilling will be performed to determine appropriate mining methods in the area. A preliminary feasibility study for a 2,000 TPD mining operation at East Boulder was undertaken by the Company in 1992 and permitting for such an operation is substantially complete, although the Company is seeking a clarification of permissible nitrate loadings in surface waters in the area around East Boulder. Development of the East Boulder site is contingent on numerous factors, including demonstration of economic viability, adequate financing and continued progress on the Expansion Plan. Completion of the initial access phase, which was begun earlier in 1996, has been deferred and further work is contingent on continued progress with the Expansion Plan and an improvement in metals prices. See "Risk Factors -- Exploration and Development Risks."

RECENT DEVELOPMENTS



     In November and early December 1996, platinum and palladium prices fell to multi-year lows of approximately $368 and $115 per ounce, respectively. If the Company had realized these prices for the nine months ended September 30, 1996, its cash operating expenses, excluding capital expenditures and interest expense, would have exceeded its revenues. The Company believes that the successful completion of the Expansion Plan in 1997 would reduce its cash operating expenses below revenues at current prices, although total expenses may continue to exceed revenues. As a result, the Company has reevaluated its capital spending plans and has revised those plans to focus only on projects directly related to increasing production at the Stillwater Mine and completing the Expansion Plan in order to maintain adequate cash balances until metals prices improve. As part of this revision, further work on the initial access phase at East Boulder has been deferred.


                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain risks involved in the purchase of the Convertible Notes and the shares of Common Stock issuable upon conversion thereof.

                       RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)


                                             NINE MONTHS                 YEAR ENDED DECEMBER 31,
                                         ENDED SEPTEMBER 30,     ----------------------------------------
                                                1996             1995     1994     1993     1992     1991
                                         -------------------     ----     ----     ----     ----     ----
Ratio of Earnings to Fixed Charges.....             (a)          1.2      4.7      11.8         (b)      (c)
                                                 ===             ===      ===      ====     ===      ===


---------------


(a) Earnings for the nine months ended September 30, 1996 were inadequate to cover fixed charges by $3,693.


(b) Earnings for the year ended December 31, 1992 were inadequate to cover fixed charges by $5,414.

(c) Earnings for the year ended December 31, 1991 were inadequate to cover fixed charges by $14,662.

     For purposes of the ratio of earnings to fixed charges, "earnings" represents income before income taxes, extraordinary loss, the cumulative effect of a change in accounting principle, and fixed charges. "Fixed charges" consist of interest on all indebtedness and that portion of rental expense that management believes to be representative of interest.

                                  THE OFFERING


ISSUE......................  Up to $51,450,000 principal amount of 7%
                               Convertible Subordinated Notes Due 2003 (the
                               "Convertible Notes") and the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Convertible Notes. See "Description of Convertible Notes -- General." As of the date of this Prospectus, Selling Security Holders owning $43,766,000 of the Convertible Notes have been identified herein and only such Holders may sell their Convertible Notes pursuant to this Prospectus, unless supplemented to include additional holders. Holders of all or a portion of the balance of the Convertible Notes may be identified as Selling Security Holders pursuant to one or more prospectus supplements.


MATURITY...................  May 1, 2003.

INTEREST PAYMENT DATES.....  May 1 and November 1 of each year, commencing
                               November 1, 1996.

CONVERSION.................  Each Convertible Note, unless previously redeemed, is convertible at the option of the holder at any time after 90 days following the date of original issuance thereof and prior to maturity into shares of Common Stock at a conversion price of $26.80 per share, subject to adjustment in certain events. If the Convertible Notes are called for redemption, the conversion right will terminate at the close of business on the third business day immediately preceding the date fixed for redemption. See "Description of Convertible Notes -- Conversion."

OPTIONAL REDEMPTION........  The Convertible Notes are redeemable, at the
                               Company's option, in whole or from time to time in part, on at least 20 but not more than 60 days' prior notice, at any time on and after May 1, 1999, at the redemption prices set forth herein together with accrued interest. See "Description of Convertible Notes -- Optional Redemption."

RANKING....................  The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt (as defined in the Indenture) of the Company. The Convertible Notes are structurally subordinated to all liabilities of the Company's subsidiaries, if any. The Indenture does not limit the ability of the Company or any of its subsidiaries to incur additional indebtedness (including Senior
                               Debt) or to grant security interests or liens in respect of their assets. As of June 30, 1996, outstanding Senior Debt totaled $15.75 million. See "Description of Convertible Notes -- Subordination of Convertible Notes."

DESIGNATED EVENTS..........  Upon a Designated Event (as defined in the
                               Indenture), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of their Convertible Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest thereon to the date of purchase. See "Description of Convertible
                               Notes -- Repurchase at Option of Holders."

USE OF PROCEEDS............  The Convertible Notes offered hereby and the Common
                               Stock issuable upon conversion thereof are being offered for sale by the Selling Security Holders, and the Company will not receive any part of the proceeds from the sale thereof.

                              CONCURRENT OFFERING


     Concurrently with the filing of the Registration Statement of which this Prospectus is a part, the Company filed a shelf registration statement (the "Stock Registration Statement") relating to up to 9,525,071 shares of Common Stock of the Company which were initially sold by the Company in a private placement transaction on September 16, 1994 or were sold by Manville Corporation to investors pursuant to Rule 144A and Regulation S under the Securities Act. The Stock Registration Statement was declared effective by the Commission under the Securities Act on October 23, 1996. A substantial number of these shares became eligible for sale in the Nasdaq National Market pursuant to Rule 144 on September 16, 1996 by persons who had held such shares for a minimum of two years since the later of the date of the acquisition of such shares from the Company or an "affiliate" (as that term is defined under the Securities Act) of the Company, subject to the volume limitations, manner-of-sale provisions, notice requirements and other restrictions contained therein.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following table sets forth the Company's overall ounces of platinum and palladium produced; the Company's average realized prices and average costs per ounce of platinum and palladium and per ton of ore produced; the Company's total production of platinum and palladium in platinum equivalent and in gold equivalent ounces; and certain information regarding the Company's results of operations and financial position for the periods indicated.


                                                           NINE MONTHS ENDED
                                                     -----------------------------           YEAR ENDED DECEMBER 31,
                                                     SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------------------
                                                         1996            1995         1995     1994    1993    1992     1991
                                                     -------------   -------------   ------   ------   -----   -----   ------
PRODUCTION DATA (in thousands)
Tons milled(1).....................................         320             320         398      373     363     345      306
Head grade (ounces/ton of ore milled)..............        0.65            0.65        0.67     0.80    0.87    0.73     0.78
Ounces of platinum produced(2).....................          41              37          51       63      66      53       48
Ounces of palladium produced(2)....................         137             124         169      207     218     175      167
                                                         ------          ------      ------   ------   -----   -----   ------
        Total ounces produced(2)...................         178             161         220      270     284     228      215
Platinum equivalent ounces produced(3).............          89              86         105      145     147     109      103
Gold equivalent ounces produced(3).................          92              96         109      153     153     114      107
PRICE AND COST DATA(4)
Average realized price per platinum ounce..........     $   413         $   429      $  425   $  399   $ 376   $ 360   $  369
Average realized price per palladium ounce.........         147             160         157      138     125      89       88
Combined average realized price per ounce..........         217             233         231      210     200     173      181
Cash costs per ounce...............................     $   201         $   235      $  227   $  186   $ 177   $ 191   $  201
Total costs per ounce..............................         235             260         252      204     194     217      227
Cash costs per ton.................................         112             124         126      134     138     126      141
Total costs per ton................................         131             137         139      148     152     143      159
INCOME STATEMENT DATA (in millions, except per
  share data)
Revenues...........................................     $  42.9         $  42.8      $ 54.1   $ 58.6   $53.8   $46.2   $ 45.4
Cost of metals sold(5).............................        38.4            39.7        48.5     49.5    45.2    45.5     53.5
Operating income (loss)............................        (2.9)           (2.4)       (2.3)     2.9     2.5    (5.3)   (14.6)
Net income (loss)..................................        12.4            (0.2)        0.1      2.0    (5.6)   (5.4)   (14.7)
Pro forma net income(6)............................                                              1.1     1.5
Income (loss) per common share(7)..................     $  0.60         $ (0.01)         --   $ 0.07   $0.09
CASH FLOW DATA (in millions)
Net cash provided by operations....................     $   8.1         $   5.6      $  6.0   $  9.2   $ 4.5   $ 0.8   $  3.9
Depreciation and amortization......................         6.1             4.1         5.7      5.2     4.9     4.8      4.8
Capital expenditures(8)............................        42.6            30.9        46.1      9.3     2.0     2.4      3.4



                                                                                                   DECEMBER 31,
                                                     SEPTEMBER 30,                   ----------------------------------------
                                                         1996                         1995     1994    1993    1992     1991
                                                     -------------                   ------   ------   -----   -----   ------
BALANCE SHEET DATA (in millions)
Current assets.....................................     $  59.1                      $ 45.0   $ 77.2   $22.1   $16.1   $ 16.1
Long-term debt and capital lease obligation........        61.5                         8.7      1.7     1.8     1.9      1.9
Stockholders' equity (5)...........................       145.0                       132.3    132.2    74.1    80.3     83.9
Working capital....................................        47.3                        34.6     67.8    15.3     9.7      8.1


---------------

(1) Tons milled represents the number of grade-bearing short tons of ore fed to the concentrator.

(2) Ounces produced is defined as the number of ounces produced from the concentrator during the period reduced by losses expected to be incurred in subsequent smelting and refining processes. Differences in ounces produced and ounces sold are caused by the length of time required by the smelting and refining processes.

(3) Platinum and gold equivalent ounces have been calculated by dividing the total market value of metals produced during the given period by the average market prices of platinum and gold, respectively, for each period.

(4) Realized prices include hedging gains and losses. Total costs per ounce consist of all current operating costs including mining and processing costs. Depreciation and amortization as well as other non-cash expenses such as gains (losses) on the sale of assets are removed from total costs per ounce to compute cash costs per ounce. Income taxes and interest income and expense are not included in either total or cash costs per ounce.

(5) Beginning with the first quarter of 1996, the Company implemented a change in its accounting policy for the capitalization of mine development costs. Previously, certain direct and indirect mining costs, which supported production and development activities, were reflected as production costs. Under the revised policy, the portion of these costs attributable to development activities will be capitalized. This change provides a better matching of revenues and production costs and follows practices which are prevalent in the mining industry.

(6) Pro forma information is presented for purposes of comparability assuming the Company was a taxable entity for all periods presented. No pro forma benefit for income taxes has been presented for 1992 or 1991 because the Chevron/Manville partnerships incurred operating losses in those years which could never be utilized by the Company.

(7) The Company's historical capital structure and taxable status are not indicative of its current structure and, accordingly, historical earnings per share have not been presented for 1992 and 1991. Income (loss) per common share is calculated based on common shares and common stock equivalent shares outstanding and is presented on a pro forma basis for 1994 and 1993 for purposes of comparability.

(8) In 1995 and 1994, $39.5 million and $5.2 million, respectively, were capitalized in connection with the Expansion Plan.

     The Company cautions investors that its business is subject to significant risks and uncertainties. Throughout this Prospectus and in the documents incorporated herein by reference, the Company has made certain estimates and projections relating to, among other things, the timing, costs and scope of the Expansion Plan, the level of production after completion of the Expansion Plan, the anticipated reduction in operating costs from the Expansion Plan and the timing of gaining access to, and the further evaluation and development of, the East Boulder site. These forward-looking statements are principally located in this Prospectus in the summary section titled "The Company;" and in "Business -- Expansion Plan," "Business -- East Boulder Site" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the documents incorporated herein by reference. While sometimes presented with numerical specificity, such forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized, and are subject to significant uncertainties and contingencies that are beyond the control of the Company. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. An investment in the Convertible Notes involves the following risks, which together with other matters set forth or incorporated in this Prospectus, should be carefully reviewed by investors prior to any purchase of the Convertible Notes.

                                  RISK FACTORS

METAL PRICE VOLATILITY


     Since the Company's sole source of revenue is the sale of PGMs, the profitability of the Company's operations can be significantly affected by changes in the market prices of PGMs. For 1991, 1992 and 1995, the market prices of PGMs were below the Company's total costs of production and the Company experienced operating losses. PGM prices fluctuate widely and are influenced by numerous factors beyond the Company's control, including such factors as expectations for inflation, global demand, consumption patterns, speculative activities, international economic trends, political and economic conditions and production amounts and costs in the other PGM producing countries, including the Republic of South Africa and Russia. Since some of the world supply of platinum and palladium is a by-product of the mining of nickel and copper, a portion of the worldwide production of platinum and palladium is unrelated to the demand for such metals; as a result, ordinary market balancing mechanisms may be less effective. In order to mitigate some of the risks associated with fluctuating PGM prices, the Company has utilized various price hedging techniques to lock in forward delivery prices on a portion of its production. However, there are no assurances that the use of price hedging techniques will always benefit the Company. There is the possibility that the Company will lock in forward deliveries at prices lower than the market price at the time of delivery. The market prices of PGMs could fall below the Company's production costs and remain at such levels for a sustained period, causing the Company to experience operating losses and to curtail or suspend some or all of its mining activities. See "Prospectus Summary -- The Company -- Recent Developments."


     The following table shows the annual high, low and average per ounce prices of platinum and palladium for the periods indicated:

                                           PLATINUM                        PALLADIUM
                                   -------------------------       -------------------------
                  YEAR             HIGH     LOW      AVERAGE       HIGH     LOW      AVERAGE
        -------------------------  ----     ----     -------       ----     ----     -------
        1991.....................  $424     $330      $ 376        $103     $ 78      $  88
        1992.....................   392      331        360         114       79         88
        1993.....................   419      340        376         146      100        123
        1994.....................   428      379        405         161      123        143
        1995.....................   461      398        424         178      128        151
        1996(1)..................   434      389        408         150      125        135

---------------

(1) Through August 31, 1996.

Source: Johnson Matthey and CPM Group

RESERVE ESTIMATES

     While the Company's 1996 ore reserves have been affirmed and verified by independent consultants, the ore reserve estimates incorporated by reference in this Prospectus are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may, on occasion, prove unreliable. Reserve estimates are expressions of judgment based on knowledge, experience and industry practice. Although the Company believes its estimated ore reserves are well established, there can be no assurance that its estimated ore reserves are accurate, and future production experience could differ materially from such estimates. Should the Company encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect the Company's operations. Declines in the market prices of PGMs may render the mining of some or all of the Company's ore reserves uneconomic. No assurance can be given that any particular level of PGMs may be recovered from the ore reserves and the grade of ore may vary significantly from time to time. Moreover, short-term factors relating to the ore reserves, such as the need for additional development of the ore body or the processing of new or different grades, may impair the profitability of the Company in any particular accounting period.

EXPANSION PLAN RISKS

     Although the Company anticipates that the Expansion Plan will be successfully completed and that the resulting operations will be in full production in 1997, no assurance can be given that the remainder of the Expansion Plan will be completed on a timely basis, that the expanded operations will achieve the anticipated production capacity, that the construction costs associated with the Expansion Plan will not be higher than anticipated or that the expected operating cost reductions will be achieved. The anticipated timing and production results of the Expansion Plan assume, among other things, (i) the identification of sufficient proven reserves in close proximity to the vertical shaft and (ii) the recruitment of sufficient numbers of individuals skilled in underground mining. See "Competition" below.

     The construction of expanded mining operations involves a number of uncertainties, including factors beyond the Company's control. Failure to complete the Expansion Plan on a timely basis or unexpected cost increases could have a material adverse effect on the Company's future results of operations and financial condition. If the capital expenditures required to complete the Expansion Plan or to achieve the anticipated production capacity are significantly higher than expected, there is no assurance that the Company's capital resources would be sufficient to cover such costs or that the Company would be able to obtain alternative sources of financing to cover such costs.

COMPETITION

     The Company competes with other suppliers of PGMs, some of which are significantly larger than the Company and have access to greater mineral reserves and financial and commercial resources. These suppliers include Rustenburg Platinum Holdings, Ltd., Impala Platinum Holdings, Ltd. and other South African producers who mine the Bushveld Complex in the Republic of South Africa, which is the world's principal source of PGMs. PGMs are also produced as a by-product of large nickel and copper operations in Russia and Canada. The vast majority of the world's 1995 supply of PGMs came from the Republic of South Africa and Russia. Additional mines may open in the Republic of South Africa or elsewhere over the next several years, including the Hartley Platinum and Mimosa projects on the Great Dyke in Zimbabwe, resulting in increased global production. Furthermore, in certain industrialized countries, an industry has developed for the recovery of PGMs from scrap sources, mostly from spent automotive and industrial catalysts. There can be no assurance that the Company will be successful in competing with these existing and emerging PGM producers. Moreover, there can be no assurance that a less expensive alternative alloy or synthetic material which has the same characteristics as PGMs will not be developed to replace PGMs in a number of key technological or industrial applications.

     In addition, the Company must compete for individuals skilled in the operation and development of PGM mining properties. The number of such persons is limited, and significant competition exists to obtain their skills. As a result of this competition, the Company may find it difficult to attract and retain skilled individuals to conduct its PGM mining operations.

EXPLORATION AND DEVELOPMENT RISKS

     The degree of profitability of the Company's operations will be affected by the costs and results of its continued exploration and development programs. The Company is seeking to expand its reserves only through exploration and development within its controlled claims which are located in the Stillwater Complex. Mineral exploration, particularly for platinum and palladium, is highly speculative in nature, involves many risks, and frequently is nonproductive. There can be no assurance that the Company's mineral exploration efforts will be successful. Once mineralization is discovered, it usually takes a number of years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that the Company's exploration programs will result in the replacement of existing reserves, some of which are being depleted by current production.


     Depending upon the success of the Expansion Plan, the Company will evaluate further expansion of the Stillwater Mine by possibly extending mining operations to depths below those currently contemplated. The Company began the initial access stage of development at the East Boulder mine site earlier in 1996 and has deferred further work on the project. Additional development projects have no operating history upon which to base estimates of future cash operating costs. Particularly for development projects, estimates of reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the PGMs from the ore, comparable facility and equipment operating costs, anticipated climatic conditions, and other factors. As a result, it is possible that actual cash operating costs and economic returns may differ significantly from those currently estimated. It is not unusual in new mining operations to experience unexpected problems during the start-up phase.


     There are a number of uncertainties inherent in any PGM development program, including the location of an economic reef package, development of appropriate metallurgical processes, receipt of necessary governmental permits and the construction of mining and processing facilities. In addition, substantial expenditures may be required to pursue such development activities. The Company has been accelerating its development efforts with the objective of establishing a developed reserve equivalent to a minimum of 18 months of production. Currently, reserves are developed and available to support production at the planned rate for approximately 12 months.

MINING RISKS AND INSURANCE

     Underground mining and the Company's milling and smelter operations involve a number of risks and hazards, including environmental hazards, industrial accidents, unusual and unexpected rock formations, cave-ins, flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of God. Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Mine Safety and Health Administration conducts periodic safety inspections of the Company. Six fatalities have occurred at the Company's mine since operations began in 1986, the latest occurring in August 1995. There can be no assurance that industrial accidents or new safety regulations by state, Federal or local authorities will not have a material adverse effect on the Company's business and operations. Although the Company believes that it maintains insurance within ranges of coverage consistent with industry practice, there can be no assurance that this insurance will cover the risks associated with mining or that the Company will be able to maintain insurance to cover these risks at economically feasible premiums. The Company might also become subject to liability for pollution or other hazards which it cannot insure against or which it may elect not to insure against because of premium costs or other reasons.

ENVIRONMENTAL RISKS

     The Company's business is subject to extensive Federal, state and local controls and regulations related to the environment, including the regulation of discharge of materials into the environment, disturbance of lands, threatened or endangered species and other environmental matters. These laws are continually changing and, as a general matter, are becoming more restrictive. Generally, compliance with these regulations requires the Company to obtain permits issued by Federal, state and local regulatory agencies. Certain permits require periodic renewal or review of their conditions. The Company cannot predict whether it will be able to renew such permits or whether material changes in permit conditions will be imposed. Nonrenewal of permits or the imposition of additional conditions could have a material adverse effect on the Company's financial condition or results of operations.

REGULATIONS AND MINING LEGISLATION

     The Company's activities are also subject to extensive Federal, state and local laws and regulations governing matters relating to mine safety, occupational health, labor standards, prospecting, exploration, production, exports and taxes. The Company has not experienced any material difficulty emanating from these extensive laws and regulations in the past, nor does it have any basis to expect any material difficulty relating to existing laws and regulations in the future. The Company believes that it has successfully complied in all material respects with all Federal, state and local requirements for the current operations and planned expansion of its mining activities at the Stillwater Mine. Compliance with these and other laws and regulations could require significant capital outlays. New laws and regulations, amendments to existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on the Company's results of operations and financial condition and, in the worst case, could render the Company's mining operations uneconomic.

DEPENDENCE ON A SINGLE MINE

     All of the Company's revenues are currently derived from its mining and milling operations at the Stillwater Mine. Although the Company has not experienced any serious production interruption since production began in 1987, if the operations at the Stillwater Mine or at any of the Company's processing facilities were to be reduced, interrupted or curtailed, the Company's ability to generate revenues and profits in the future would be materially adversely affected.

TITLE TO PROPERTIES

     The validity of unpatented mining claims on public lands, which constitute most of the property holdings of the Company, is often uncertain and may be contested and subject to title defects. While the Company has obtained various reports, opinions and certificates of title with respect to certain of the claims it owns or to which it has the rights in accordance with what the Company believes is industry practice, there can be no assurance that the title to any of its claims may not be defective.

WORKERS' COMPENSATION


     The Company has been allowed by the Employment Relations Division of the Montana Department of Labor and Industry to self-insure its obligations under the Montana Workers Compensation Act through July 31, 1997, by posting a surety bond in the amount of $1.3 million. The Employment Relations Division has the authority to grant, deny or revoke applications to be self-insured for workers' compensation obligations, and there can be no assurance that the Company will be allowed to maintain its self-insured status indefinitely. Failure to maintain its self-insured status for workers compensation obligations would have a material adverse impact on the Company and could render the Company's operations uneconomic.


SUBORDINATION OF THE CONVERTIBLE NOTES

     The Convertible Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Debt (as defined) of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Debt, the assets of the Company will be available to pay obligations on the Convertible Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Company expects from time to time to incur additional indebtedness, including indebtedness that would constitute Senior Debt. The Convertible Notes are also structurally subordinated to the liabilities, including trade payables, of a subsidiary of the Company. The Indenture (as defined) does not prohibit or limit the incurrence of additional indebtedness, including Senior Debt, by the Company or any subsidiary of the Company and the incurrence of additional indebtedness by the Company could adversely affect the Company's ability to pay its obligation on the Convertible Notes. As of September 30, 1996, outstanding Senior Debt totaled $15.2 million. See "Description of Convertible Notes -- Subordination of Convertible Notes."


LIMITATIONS ON REPURCHASE OF CONVERTIBLE NOTES

     Upon a Designated Event, which includes a Change of Control (as defined in the Indenture), each holder of Convertible Notes will have certain rights, at that holder's option, to require the Company to repurchase all or a portion of such holder's Convertible Notes. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Convertible Notes tendered by the holders thereof. In addition, terms of future indebtedness or lease obligations incurred by the Company may prohibit the Company from purchasing any Convertible Notes. Such terms may also provide that a Designated Event, as well as certain Change of Control events with respect to the Company, would constitute an Event of Default under the applicable indebtedness or lease. If the Company were prohibited from purchasing Convertible Notes tendered, this failure would constitute an Event of Default under the Indenture which may, in turn, constitute a default under the terms of other indebtedness or long-term leases that the Company currently has or may enter into from time to time. In such circumstances these subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes. See "Description of Convertible Notes -- Repurchase at Option of Holders."

LACK OF TRADING MARKET FOR THE CONVERTIBLE NOTES; VOLATILITY OF CONVERTIBLE
NOTES
AND COMMON STOCK PRICES

     The Convertible Notes were originally issued on April 29, 1996 and May 14, 1996 by the Company in the Private Placement. The Registration Statement of which this Prospectus forms a part is filed pursuant to the Registration Agreement, which does not obligate the Company to keep the Registration Statement effective after the third anniversary of the date when the Registration Statement is declared effective or, if earlier, the date when all the Convertible Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement. The Company does not intend to apply for listing of the Convertible Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Convertible Notes.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

     The Convertible Notes were issued pursuant to an Indenture dated as of April 29, 1996 (the "Indenture"), between the Company and Colorado National Bank, as trustee (the "Trustee"). A copy of the Indenture (including the form of Convertible Notes) is incorporated herein by reference. The following summary of certain provisions of the Convertible Notes, the Indenture and the Registration Agreement does not purport to be complete and is qualified in its entirety by reference to the Convertible Notes, the Indenture and the Registration Agreement, respectively, including the definitions therein of certain terms used below. The definitions of certain other terms used in the following summary are set forth below under "Certain Definitions." Wherever particular provisions or defined terms of the Indenture (or the form of Convertible Note which is a part thereof) or the Registration Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

     The Convertible Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture and are limited to $51,450,000 aggregate principal amount. The Indenture does not limit the amount of other Indebtedness or securities that may be issued by the Company or its Subsidiaries, if any. The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase (other than the Convertible Notes) of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of Convertible Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Repurchase at Option of Holders."

PRINCIPAL, MATURITY AND INTEREST

     The Convertible Notes bear interest from April 29, 1996 at 7% per annum and mature on May 1, 2003, unless earlier redeemed at the option of the Company or repurchased at the option of the holder upon a Designated Event (as described below).

     Interest on the Convertible Notes is payable semiannually on May 1 and November 1 of each year (each an "Interest Payment Date"), commencing on November 1, 1996, to holders of record at the close of business on April 15 or October 15 immediately preceding such Interest Payment Date (other than with respect to a Convertible Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, during the period from (and including) a record date to (but excluding) the next succeeding Interest Payment Date (in which case accrued interest shall be payable (unless such Convertible Note or portion thereof is converted) to the holder of the Convertible Note or portion thereof redeemed or repurchased)). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest on the Convertible Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 29, 1996.

     The Convertible Notes are payable both as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Convertible Notes at their respective addresses set forth in the register of holders of Convertible Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purposes. The Convertible Notes are and will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Convertible Notes are not subject to redemption prior to May 1, 1999 and will be redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 20 nor more than 60 days' prior notice by mail at the following prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 1 of the years indicated:

                                    YEAR                       REDEMPTION PRICE
                ---------------------------------------------  ----------------
                1999.........................................       104.0%
                2000.........................................       103.0%
                2001.........................................       102.0%
                2002.........................................       101.0%

and 100% at May 1, 2003, in each case together with accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date). If less than all Convertible Notes are to be redeemed, the Trustee will select the Convertible Notes to be redeemed by lot, pro rata or by such other method as the Trustee shall deem fair and equitable. On or after the redemption date, interest will cease to accrue on the Convertible Notes, or portion thereof, called for redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Convertible Notes.

REPURCHASE AT OPTION OF HOLDERS

     Upon the occurrence of a Designated Event, each holder of Convertible Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Designated Event Offer") at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the Designated Event Payment Date (the "Designated Event Payment"). Within 30 days following any Designated Event, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Designated Event and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice.

     The Company will comply with the requirements of Rules 13e-4 and 14d-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes in connection with a Designated Event.

     On the Designated Event Payment Date, the Company will, to the extent lawful, (1) accept for payment Convertible Notes or portions thereof tendered pursuant to the Designated Event Offer, (2) deposit with the Paying Agent an amount equal to the Designated Event Payment in respect of all Convertible Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate stating the Convertible Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each holder of Convertible Notes so accepted payment in an amount equal to the purchase price for such Convertible Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any, provided, that each such new Convertible Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Designated Event Offer as soon as practicable after the Designated Event Payment Date. There can be no assurance that the Company will have the financial resources necessary to repurchase the Convertible Notes in such circumstances.

     Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. In addition, the foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. There are no restrictions in the Indenture on the creation of Senior Debt (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Convertible Notes.

     The Designated Event purchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares, and the removal of incumbent management. The Designated Event purchase feature, however, was not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Designated Event purchase feature is a result of negotiations between the Company and the placement agent for the initial private offering of the Convertible Notes. Management has no present intention to engage in a transaction involving a Designated Event, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sale of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Designated Event under the Indenture, but that could increase the amount of Indebtedness (including Senior Debt) outstanding at such time or otherwise affect the Company's capital structure or credit ratings, or substantially reduce or eliminate the Company's assets. The payment of the Designated Event Payment is subordinated to the prior payment of Senior Debt as described under "Subordination of Convertible Notes" below.

     The Company's existing credit facility contains, and any other future credit agreements or other agreements relating to Indebtedness of the Company or lease obligations may contain, prohibitions or restrictions on the Company's ability to effect a Designated Event Payment. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could ask for the consent of its lenders and lessors, as applicable, to the purchase of Convertible Notes or could attempt to refinance or renegotiate the agreements that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings or otherwise renegotiate the agreements containing such prohibitions, the Company will be effectively prohibited from purchasing Convertible Notes. In such case the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture, and may constitute a default under the terms of other indebtedness or long-term leases that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes.

     A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

     A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets (other than to a wholly-owned subsidiary of the Company) or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from, or to which its assets were conveyed, transferred or leased in connection with, such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction or (iii) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided, that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on the date of such Change of Control or (y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require the Company to repurchase such Convertible Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

     "Continuing Directors" mean, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     A "Termination of Trading" will be deemed to have occurred if the Common Stock (or other common stock into which the Convertible Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; provided, that a termination of trading shall not be deemed to have occurred if the Common Stock (or other common stock into which the Convertible Notes are then convertible) is neither so listed or approved for trading as a result of a transaction that does not constitute a Change of Control as described under clause (ii) of the definition of "Change of Control."

REGISTRATION RIGHTS

     Pursuant to the Registration Agreement entered into in connection with the Private Placement, the Company agrees for the benefit of the holders of the Convertible Notes, that (i) it will, at its cost, no later than December 15, 1996 file a shelf registration statement (which shelf registration statement consists of the Registration Statement of which this Prospectus is a part) with the Commission with respect to resales of the Convertible Notes and the Common Stock issuable upon conversion thereof, (ii) no later than February 15, 1997, such Registration Statement shall be declared effective by the Commission and
(iii) the Company will maintain such Registration Statement continuously effective under the Securities Act until the third anniversary (or such shorter period as may then be applicable under the Securities Act regarding the holding period for securities under Rule 144 (k) of the Securities Act or any successor rule) of the date of the closing of the sale of the Convertible Notes (the "Closing") or such earlier date as of which all the Convertible Notes or the Common Stock issuable upon conversion thereof have been sold pursuant to such Registration Statement. If the Company fails to comply with clause (i) above then, at such time, the per annum interest rate on the Convertible Notes will increase by 25 basis points. Such increase will remain in effect until the date on which such Registration Statement is filed, on which date the interest rate on the Convertible Notes will revert to the interest rate originally borne by the Convertible Notes plus any increase in such interest rate pursuant to the following sentence. If the Registration Statement is not declared effective as provided in clause (ii) above, then, at such time and on each date that would have been the successive 30th day following such time, the per annum interest rate on the Convertible Notes (which interest rate will be the original interest rate on the Convertible Notes plus any increase or increases in such interest rate pursuant to the preceding sentence and this sentence) will increase by an additional 25 basis points; provided, that the interest rate will not increase by more than 50 basis points pursuant to this sentence and will not increase by more than 75 basis points pursuant to this sentence and the preceding sentence. Such increase or increases will remain in effect until the date on which such Registration Statement is declared effective, on which date the interest rate on the Convertible Notes will revert to the interest rate originally borne by the Convertible Notes. Pursuant to clause (iii) above, however, if the Company fails to keep the Registration Statement continuously effective for the period specified above, then at such time as the Registration Statement is no longer effective and on each date thereafter that is the successive 30th day subsequent to such time and until the earlier of (i) the date that the Registration Statement is again deemed effective or (ii) the termination of the Registration Period, the per annum interest rate on the Convertible Notes will increase by an additional 25 basis points; provided, however, that the interest rate will not increase by more than 50 basis points pursuant to this sentence. The Company shall have the right, however, to suspend the use of this Prospectus which is a part of the Registration Statement, as more fully described below. The Company shall have the right to amend the use of this Prospectus which is a part of the Registration Statement, as more fully described below.

     The Company is permitted to suspend the use of this Prospectus which is a part of the Registration Statement for a period not to exceed 30 days in any three-month period or two periods not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The holders of Convertible Notes will not be entitled to additional interest as set forth in the discussion above solely because of such suspension.


     The Company will pay all expenses of the Registration Statement, provide or cause to be provided to each holder of the Convertible Notes, or the Common Stock issuable upon conversion of the Convertible Notes, copies of this Prospectus, which is a part of such Registration Statement, notify or cause to be notified each such holder when the Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes. A holder of Convertible Notes or the Common Stock issuable upon conversion of the Convertible Notes that sells such securities pursuant to the Registration Statement will be required to be named as a selling security holder in this Prospectus (or a supplement hereto) and to deliver a Prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification and contribution rights and obligations). The Company distributed a questionnaire to each beneficial holder of Convertible Notes known to the Company as of a specified date to obtain certain information regarding such Selling Security Holder for inclusion in the Prospectus. HOLDERS OF CONVERTIBLE NOTES THAT HAVE NOT BEEN INCLUDED IN THIS PROSPECTUS MAY RETURN A QUESTIONNAIRE TO THE COMPANY AND BE IDENTIFIED AS A SELLING SECURITY HOLDER PURSUANT TO A PROSPECTUS SUPPLEMENT. OTHERWISE SUCH HOLDERS MAY NOT SELL THEIR CONVERTIBLE NOTES PURSUANT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.



     Concurrently with the filing of the Registration Statement of which this Prospectus is a part, the Company filed the Stock Registration Statement relating to previously issued and unregistered shares of Common Stock. See "Prospectus Summary -- Concurrent Offering."


CONVERSION

     The holder of any Convertible Note will have the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock at a conversion price of $26.80 per share, subject to adjustment as described below (the "Conversion Price"), except that if a Convertible Note is called for redemption, the conversion right will terminate at the close of business on the third Business Day immediately preceding the date fixed for redemption. Except as described below, no adjustment will be made on conversion of any Convertible Notes for interest accrued thereon or for dividends on any Common Stock issued. If Convertible Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, such Convertible Notes must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest. A Convertible Note in respect of which a holder is exercising its option to require repurchase may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

     The Conversion Price is subject to adjustment (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of the outstanding Common Stock;
(iii) the issuance to substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, (determined as set forth below); (iv) the distribution of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid exclusively in cash out of current or retained earnings) to all holders of Common Stock; (v) the distribution, by dividend or otherwise, of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined) in respect of each tender offer or other negotiated transaction by the Company or its Subsidiaries, if any, for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or its Subsidiaries, if any, for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or its Subsidiaries, if any, for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the current market price per share on the expiration of such tender offer times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision, so that each holder of a Convertible Note who converts such Convertible Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights.

     The Indenture provides that the Company will take any and all action with respect to the Rights Agreement required to provide the holders of Common Stock issuable upon conversion of the Convertible Notes with the Rights and other benefits such holder would have received if such holder's Common Stock were issued and outstanding on the date of the Indenture up to and including the date of determination. The Indenture also provides that, in the event of the occurrence of certain events affecting the Rights, appropriate adjustments to the Conversion Price will be made. In lieu of any such adjustment, the Company may amend the Rights Agreement to provide that upon conversion of the Convertible Notes the holder thereof will receive, in addition to the Common Stock issuable upon such conversion, the Rights which attached to such shares of Common Stock or would have attached to such shares if the Rights had not become separated from the Common Stock pursuant to the provisions of the Rights Agreement. In addition, the Indenture provides that, if the Company implements a new stockholder rights plan, such rights plan must provide that upon conversion of the Convertible Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights (whether or not such rights have separated from the Common Stock at the time of such conversion.)

     If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into any person or transfers or conveys all or substantially all its assets, or is a party to a merger that reclassified or changed its outstanding Common Stock, the Convertible Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Convertible Notes would have owned immediately after the transaction if the holders had converted the Convertible Notes immediately before the effective date of the transaction (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Convertible Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Designated Event requiring the Company to offer to repurchase the Convertible Notes. See "Repurchase at Option of Holders."

     In the event of a taxable distribution to holders of Common Stock (or other transaction) that results in any adjustment of the Conversion Price, the holders of Convertible Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

     The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

     In the Indenture, the "current market price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the Indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

     "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or its Subsidiaries, if any, with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

     The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

     No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% of the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION OF CONVERTIBLE NOTES

     The payment of the principal of, interest on or any other amounts due on the Convertible Notes will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company (whether outstanding on the date of the Indenture or thereafter incurred). No payment on account of principal, redemption, interest or any other amounts due on the Convertible Notes, including, without limitation, any Designated Event Payment, and no redemption, purchase or other acquisition of the Convertible Notes may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Indenture will provide that if any of the holders of any issue of Designated Senior Debt notify (the "Payment Blockage Notice") the Company and the Trustee that a default has occurred giving the holders of such Designated Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest or any other amounts due on the Convertible Notes and no purchase, redemption or other acquisition of the Convertible Notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 179 days from the date notice is received (unless the default is a payment default). Notwithstanding the foregoing (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt or the Representative(s) of such holders shall have accelerated the maturity of such Designated Senior Debt (unless the default is a payment default), the Company may resume payments on the Convertible Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period.

     Upon any distribution of its assets in connection with any dissolution winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Convertible Notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the Convertible Notes are entitled to any payments whatsoever.

     If payment of the Convertible Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the Representative(s) for such Senior Debt of the acceleration. The Company may not pay the Convertible Notes until five days after such holders or Representative(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Convertible Notes only if the subordination provisions of the Indenture permit payment at that time.

     As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Convertible Notes may recover ratably less than general creditors of the Company.

     The Convertible Notes are obligations exclusively of the Company. Should the operations of the Company become all or partially conducted through Subsidiaries, the cash flow and the consequent ability to service debt, including the Convertible Notes, of the Company, would become entirely or partially dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by any Subsidiaries could be subject to statutory or contractual restrictions, dependent upon the earnings of those Subsidiaries and subject to various business considerations. The Company currently does not have any subsidiaries.

     Any right of the Company to receive assets of its Subsidiaries, if any, upon their liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinated to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.


     As of September 30, 1996, outstanding Senior Debt totaled $15.2 million. The Indenture does not limit the amount of additional indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness and other liabilities that its Subsidiaries, if any, can create, incur, assume or guarantee. Furthermore, the Indenture does not limit the ability of the Company or its subsidiaries to grant security interests or liens with respect to their assets.


     In the event that, notwithstanding the foregoing, the Trustee or any holder of Convertible Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect to the Convertible Notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into any person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company) or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Convertible Notes and the Indenture;
(iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one person and such person shall have assumed all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Convertible Notes and the Indenture; (iv) immediately after such transaction no Default or Event of Default exists; and (v) the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

PAYMENTS FOR CONSENT

     Neither the Company nor its Subsidiaries, if any, shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Convertible Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Convertible Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Convertible Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Convertible Notes; (ii) default in payment when due of principal on the Convertible Notes; (iii) failure by the Company to comply with the provisions described under "Designated Event"; (iv) failure by the Company for 60 days after notice to comply with any other covenants and agreements contained in the Indenture or the Convertible Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or its Material Subsidiaries, if any (or the payment of which is guaranteed by the Company or its Material Subsidiaries, if any), whether such Indebtedness or guaranty now exists or is created after the date on which the Convertible Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more; (vi) failure by the Company or any Material Subsidiary of the Company to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5,000,000 which judgments are not stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or its Material Subsidiaries, if any.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Convertible Notes will become due and payable without further action or notice. Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Convertible Notes may direct the Trustee in its exercise of any trust or power. The Trustee shall provide written notice to the holders of the Convertible Notes of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) of which the Trustee has knowledge within 90 days of its occurrence unless it determines in good faith that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Convertible Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment or interest on, or the principal of, the Convertible Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any Obligations of the Company under the Convertible Notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the Convertible Notes by accepting a Convertible Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Convertible Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

BOOK-ENTRY; DELIVERY AND FORM; MATTERS PERTAINING TO DTC

     The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of the Depository Trust Company ("DTC") that affect transfers of interest in the global certificate or certificates issued in connection with sales of Convertible Notes made pursuant to this Prospectus.

     It is expected that the Convertible Notes sold pursuant to this Prospectus will be represented by one or more fully registered global notes (each, a "Global Note") as well as Convertible Notes in definitive form and will be deposited upon issuance with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the

National Association of Securities Dealers, Inc. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     Purchases of Convertible Notes within the DTC system must be made by or through Participants. Pursuant to procedures established by DTC, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Convertible Notes will be limited to that extent.

     DTC has no knowledge of the actual beneficial owners of the Convertible Notes; DTC's records reflect only the identity of the Participants to whose accounts such Convertible Notes are credited, which may or may not be the beneficial owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Except as described below, owners of interests in the Global Note will not have Convertible Notes registered in their names, will not receive physical delivery of Convertible Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

     None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC's or any of its Participants.

     Payments in respect of the principal of, premium, if any, and interest on any Convertible Notes registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Convertible Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Convertible Notes or for any other matter relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Convertible Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Convertible Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participants, and the beneficial owners and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Convertible Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Notes represented by such Global Note for all purposes under the Indenture and the Convertible Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Convertible Notes to persons in jurisdictions which require such delivery of such Convertible Notes or to pledge such Convertible Notes, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     The Company expects that DTC will take any action permitted to be taken by a holder of Convertible Notes (including the presentation of Convertible Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Convertible Notes as to which such Participant or Participants has or have given such direction.

     Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue definitive certificated Convertible Notes in exchange for a Global Note.

     Such definitive certificated Convertible Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Convertible Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Convertible Notes in definitive certificated form, the Trustee is required to register the Convertible Notes in the name of, and cause the Convertible Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

     Convertible Notes in definitive form will be issued upon the resale, pledge or other transfer of Notes to any person or entity that does not participate in DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Convertible Notes evidenced by registered, definitive certificates ("Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Convertible Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the holder of the Global Notes of its Global Notes, Convertible Notes in such form will be issued to each person that the holder of the Global Notes and DTC identify as being the beneficial owner of the related Convertible Notes.

     Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Convertible Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Notes or DTC for all purposes.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Convertible Note selected for redemption or repurchase. Also, the Company is not required to transfer or exchange any Convertible Note for a period of 15 days before a selection of Convertible Notes to be redeemed.

     The registered holder of a Convertible Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the holder of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes).

     Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Convertible Notes held by a nonconsenting holder of Convertible Notes): (i) reduce the amount of Convertible Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Convertible Note or alter the provisions with respect to the redemption of the Convertible Notes; (iii) reduce the rate of or change the time for payment of interest on any Convertible Note;
(iv) waive a default in the payment of principal of or interest on any Convertible Notes (except a rescission of acceleration of the Convertible Notes by the holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Convertible Note payable in money other than that stated in the Convertible Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Convertible Notes to receive payments of principal or interest on the Convertible Notes; (vii) waive a redemption payment with respect to any Convertible Note; (viii) impair the right to convert the Convertible Notes into Common Stock; (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Convertible Notes or (x) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Note, to provide for the assumption of the Company's obligations to holders of the Convertible Notes in the case described under "Merger, Consolidation or Sale of Assets," to make any change that would provide any additional rights or benefits to the holders of the Convertible Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act or to reduce the Conversion Price.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions;

however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power to use the degree of care of a prudent man in the conduct of his own affairs. Except during the continuance of an Event of Default, the Trustee need perform only those duties specifically set forth in the Indenture. Subject to such provisions, the Trustee may refrain from exercising any of its rights or powers under the Indenture at the request of any holder of Convertible Notes, unless upon the Trustee's request, the Trustee is furnished with an Officer's Certificate or Opinion of Counsel, or both, and/or the Trustee receives security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitations, corporate stock and partnership interests.

     "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

     "Designated Senior Debt" means any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend (without regard to borrowing base limitations) at least $10,000,000 and is specifically designated in the instrument, as amended from time to time, evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "Guaranty" means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any person, all Obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guaranties or bankers' acceptances, (e) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or Guarantied by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, or (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below, assumed by or guaranteed in any manner by such person or in effect Guarantied by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise; and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     "Material Subsidiary" means any Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof). As of the date of this Offering Memorandum, the Company does not have any Material Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.

     "Senior Debt" means the Obligations due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or Guaranteed by the Company, unless, in the instrument (as amended from time to time) creating or evidencing Indebtedness or pursuant to which Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Convertible Notes. Senior Debt includes, with respect to the Obligations described above, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a Subsidiary of the Company or any officer, director or employee of the Company or Subsidiary thereof; or (c) any liability for Federal, state, local or other taxes, owed or owing by the Company.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock then outstanding entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof. As of the date of this Offering Memorandum, the Company does not have any Subsidiaries.

                          DESCRIPTION OF COMMON STOCK

COMMON STOCK


     General. The Company's authorized capital stock includes 50,000,000 shares of Common Stock, par value $.01 per share, of which 20,114,799 shares of Common Stock were outstanding as of September 30, 1996. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor, when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All shares to be sold and issued as contemplated hereby will be fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, but not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares without further stockholder action, subject, in the case of stock option grants to employees, to the terms of the 1994 Stock Plan.


     Registration Rights Agreement. The Shareholders Agreement, dated September 16, 1994, among the Company and certain stockholders of the Company was amended and restated on August 23, 1995 and renamed a "Registration Rights Agreement." All voting and other provisions were terminated. As of August 23, 1995, stockholders owning 15,387,500 shares of Common Stock were parties to the Registration Rights Agreement. Transferees of such restricted shares, however, are not entitled to the registration rights provided in the Registration Rights Agreement. The Registration Rights Agreement provides that stockholders owning in the aggregate at least 1,687,500 shares of Common Stock may exercise up to three demands for registration, provided that the minimum gross proceeds from any such offering will be $10 million. All demand rights provided in the Registration Rights Agreement are subject to the ability of a managing underwriter to reduce the number of shares offered, and thereby exclude some or all of the shares sought to be included by a stockholder, if deemed necessary for successful marketing efforts, in the event the Company decides to sell Common Stock in the offering. The Registration Rights Agreement also provides for unlimited opportunities for piggyback registration rights, subject to the same underwriter offering size reduction provisions. The Registration Rights Agreement expires and is of no further force and effect on and after September 16, 2001. Concurrently with the filing of the Registration Statement of which this Prospectus is a part, the Company filed the Stock Registration Statement relating to up to 9,525,071 previously issued and unregistered shares of Common Stock. See "Prospectus Summary -- Concurrent Offering."


STOCKHOLDERS RIGHTS PLAN

     In October 1995, the Board of Directors of the Company adopted a Rights Agreement under which Stillwater stockholders of record as of November 15, 1995 received a dividend in the form of Preferred Stock Purchase Rights (the "Rights"). Upon the terms and subject to the conditions of the Rights Agreement, a holder of a Right is entitled to purchase one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a purchase price of $80 per Unit, subject to adjustment. The Rights are currently represented by the certificates for the Common Stock and are not transferable apart therefrom. Transferable Rights certificates will be issued upon the earlier of: (i) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Common Stock (an "Acquiring Person"), and (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of Common Stock.

     The purchase price payable, and the number of Units of Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     All the outstanding Rights may be redeemed by the Company at $.01 per Right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership of 15% or more of the voting stock. The Rights will expire on October 26, 2005 unless earlier redeemed.

     As long as the Rights are attached to and evidenced by the certificates representing the Common Stock, the Company will continue to issue one Right with each share of Common Stock that shall become outstanding. A right is presently attached to each issued and outstanding share of Common Stock. So long as the Rights are outstanding, the Company will issue one Right with each new share of Common Stock issued.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board since they may be redeemed by the Company at $.01 per Right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership of 15% or more of the voting stock.

     The Company may at any time after there is an Acquiring Person, by action of a majority of the Board of Directors (including a majority of the independent directors), exchange all or part of the then outstanding and exercisable Rights (other than Rights that shall have become null and void) for Units of Preferred Stock or shares of Common Stock pursuant to a one-for-one exchange ratio, as adjusted.

     The Rights Agreement is attached as an exhibit to the Company's Registration Statement on Form 8-A dated October 26, 1995. The description of the Rights contained in Form 8-A has been incorporated by reference herein and copies of such Form 8-A can be obtained in the manner set forth under "Available Information."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain of the material federal income tax consequences expected to result to holders from the purchase, ownership, conversion and disposition of the Convertible Notes. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     The following summary is for general information only and does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Convertible Notes. The tax treatment of a holder of Convertible Notes may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers) may be subject to special rules not discussed below. EACH PURCHASER OF CONVERTIBLE NOTES SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP, CONVERSION AND DISPOSITION OF THE CONVERTIBLE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

STATED INTEREST/ORIGINAL ISSUE DISCOUNT

     The Company intends to take the position (which generally will be binding on holders) that the Convertible Notes are not issued with original issue discount. Accordingly, holders of Convertible Notes should be required to include stated interest in gross income in accordance with their methods of accounting for tax purposes. This position is based on the assumptions by the Company that neither an optional redemption nor optional repurchase of the Convertible Notes will occur and that the interest rate on the Convertible Notes will not be increased pursuant to the Registration Rights.

CONVERSION

     A holder of a Convertible Note should not recognize gain or loss on the conversion of a Convertible Note solely into Common Stock except with respect to cash received in lieu of fractional shares. To the extent the Convertible Notes converted are subject to accrued market discount, the amount of the accrued market discount will carry over to the Common Stock on conversion and will be treated as interest income on disposition of the Common Stock. If Common Stock is received by a holder without recognition of gain or loss, the holding period of the Common Stock received upon conversion of a Convertible Note will include the period during which the Convertible Note was held (provided the Convertible Note was a capital asset in the hands of the holder prior to the conversion), and the holder's aggregate tax basis in such Common Stock will be equal to his or her tax basis in the Convertible Note exchanged therefor (less a portion thereof allocable to any fractional share). A holder will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the holder's tax basis in such fractional shares. Subject to the market discount rules discussed below, such gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the holder and be long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

     Adjustments in the conversion price of the Convertible Notes made pursuant to the anti-dilution provisions thereof to reflect distributions to holders of Common Stock may result in constructive distributions to holders that could be taxable to them as dividends pursuant to Section 305 of the Code.

MARKET DISCOUNT

     Purchasers of Convertible Notes should be aware that an acquisition of Convertible Notes may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily-defined de minimis exception, if a holder of a debt instrument purchases it at a market discount and thereafter recognizes gain on a disposition of the debt instrument (including a gift), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase at original issue at a price less than the issue price or after the original issue at a price below the stated redemption price at maturity. The market discount rules also provide that a holder who acquires a debt instrument at a market discount (and who does not elect to include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     The Convertible Notes provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Convertible Notes are redeemed in part, each holder of a Convertible Note acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on such Convertible Note.

     A holder of a debt instrument acquired at a market discount may elect to have the market discount accrue on a constant interest rate basis (as opposed to a straight line basis). In addition, a holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. If a holder of a Convertible Note elects to include the market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or certain other dispositions of such Convertible Note and with respect to the deferral of interest deductions on indebtedness related to such Convertible Note would not apply.

AMORTIZABLE BOND PREMIUM

     Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his or her acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

     The fact that a debt instrument is convertible into stock does not prevent the instrument from having amortizable bond premium. However, for purposes of determining the amount of amortizable bond premium for a taxable year, the amount does not include any amount attributable to the conversion feature. The value of the conversion feature for purposes of the amortizable bond premium deduction is determined as of the time the debt instrument is acquired by reference to the assumed price at which the debt instrument would be purchased on the open market if without conversion features, and by subtracting such assumed price from the cost of the debt instrument. The assumed price of the debt instrument without conversion features is ascertained by comparison to the yields on which bonds of similar character and grade, not having conversion features, are sold on the open market and adjusting the price of the debt instrument in question to this yield. The Service has recently issued proposed regulations which, if adopted in their present form, would modify the rules for determining the value of the conversion feature described above.

     In the case of a debt instrument, such as a Convertible Note, that may be called or submitted for redemption at a premium prior to maturity, an earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct the bond premium by reference to a certain call date, the debt instrument will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the debt instrument will be treated as reissued on such date at the amount so payable. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct the bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of redemption. The Service has recently issued proposed regulations which, if adopted in their present form, would modify the foregoing rules for determining the amount of amortizable bond premium on such debt instruments.

     The amortized bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes and is limited to the purchaser's investment income from the debt instrument for the year. No deduction of unamortized bond premium will be allowed on conversion of a Convertible Note into Common Stock. Each purchaser is urged to consult his or her tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

DISPOSITION

     In general, a holder of a Convertible Note will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Convertible Note measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the holder's tax basis in the Convertible Note (as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the Convertible Note). Subject to the market discount and amortizable bond premium rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the Convertible Note was a capital asset in the hands of the holder and had been held for more than one year.

BACKUP WITHHOLDING

     A holder of Convertible Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on and gross proceeds of a sale of the Convertible Notes, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Convertible Note who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service.

     The Company will report to the holders of the Convertible Notes and the Service the amount of any "reportable payments" (including stated interest on the Convertible Notes) and any amount withheld with respect to the Convertible Notes during the calendar year.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     General. The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Convertible Notes and Common Stock by a "Non-United States Holder" and does not deal with tax consequences arising under the laws of any foreign, state, or local jurisdiction. As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a citizen or resident of the United States, a corporation, partnership, or other entity created or organized under the laws of the United States or a political subdivision thereof, or an estate or trust, the income of which is subject to United States federal income taxation regardless of its source, or that otherwise is subject to United States federal income taxation on a net basis in respect of the

Convertible Notes. The tax treatment of the holders of the Convertible Notes may vary depending upon their particular situations. Certain holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Non-United States Holders are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of Convertible Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Interest on Convertible Notes. Interest paid by the Company to a Non-United States Holder (or original issue discount, if any) will not be subject to United States federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder, (ii) such Non-United States Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iii) the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company, (iv) the Non-United States Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (v) the beneficial owner of the Convertible Notes certifies to the Company, under penalties of perjury, that the beneficial owner is not a United States person and provides the beneficial owner's name and address.

     Gain on Conversion of Convertible Notes. A Non-United States Holder generally will not recognize gain or loss upon any conversion of a Convertible Note solely into Common Stock.

     Dividends on Common Stock. The Company does not currently intend to pay dividends on shares of Common Stock. In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a Non-United States Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above. The Internal Revenue Service has recently issued proposed regulations which, if adopted in their present form, would impose requirements to certify foreign status in order to obtain reduced withholding rates under tax treaties and modify some of the reporting and disclosure requirements described above.

     A Non-United States Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Service.

     Gain on Disposition of Convertible Notes or Common Stock. A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a Convertible Note or of a share of Common Stock unless (i) subject to the exception discussed below, the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897 (c)(2) of the Code at any time within the shorter of (A) the Non-United States Holder's holding period for the Convertible Note or the Common Stock or (B) the five-year period ending on the date of disposition (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the Non-United States Holder, or (iii) the Non-United States Holder is an individual who holds the Convertible Note or Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If the individual Non-United States Holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. While not free from doubt, the Company believes that it currently is a USRPHC; however, a Non-United States Holder would generally not be subject to tax or withholding in respect of such tax on gain from a sale or other disposition of a Convertible Note or a share of Common Stock by reason of the Company's USRPHC status if the Common Stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or other disposition of the Convertible Note or Common Stock occurs provided that such holder is not a "5% Holder," as defined below. The Company believes that the Common Stock will be treated as regularly traded.

     A Non-United States Holder will be a 5% Holder with respect to Convertible Notes if the holder acquires Convertible Notes which, on the date of the acquisition of the Convertible Notes, have a fair market value in excess of 5% of the fair market value of the Company's Common Stock. A Non-United States Holder will be a 5% Holder with respect to Common Stock if at any time during the Required Holding Period the holder beneficially owns more than 5% of the total fair market value of the Common Stock. If the Company is or has been a USRPHC within the Required Holding Period, and if a Non-United States Holder is a 5% Holder, such Non-United States Holder generally will be subject to United States federal income tax, at the graduated rates then in effect, under certain rules ("FIRPTA tax") on gain recognized on a sale or other disposition of Convertible Notes or of such Common Stock. In addition, the 5% Holder generally would be subject to withholding in respect of FIRPTA tax at a rate of 10% of the amount realized on a sale or other disposition of the Convertible Notes or Common Stock. Any amount withheld pursuant to such withholding tax would be creditable against such Non-United States Holder's United States federal income tax liability.

     If the Company is or has been a USRPHC within the Required Holding Period and if the Company's Common Stock were not treated as regularly traded, a Non-United States Holder of Convertible Notes or Common Stock (without regard to the Non-United States Holder's ownership percentage) generally would be subject to FIRPTA tax on gain recognized on a sale or other disposition of Convertible Notes or of such Common Stock. In addition, the Non-United States Holder generally would be subject to withholding in respect of FIRPTA tax at a rate of 10% of the amount realized on a sale or other disposition of the Convertible Notes or Common Stock. Any amount withheld pursuant to such withholding tax would be creditable against such Non-United States Holder's United States federal income tax liability. Non-United States Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

     Federal Estate Taxes. If interest on the Convertible Notes is exempt from withholding of United States federal income tax under the rules described above, the Convertible Notes will not be included in the estate of a deceased non-resident alien individual holder for United States federal estate tax purposes. Common Stock owned, or treated as owned, by a non-resident alien individual (as specifically determined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal income tax liability. Non-United States Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

     Information Reporting and Backup Withholding. The Company must report annually to the Service and to each Non-United States Holder the amount of interest and dividends paid to such holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

     In the case of payments of interest to Non-United States Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Convertible Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. The information reporting requirement, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Under proposed Treasury regulations, backup withholding may apply to any payments which such broker is required to report if such broker has actual knowledge that the payee is a United States person.

     United States backup withholding tax generally will not apply to (a) the payment of dividends paid on Common Stock to a Non-United States Holder at an address outside the United States or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a United States person or a "U.S. related person," however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Internal Revenue Service has recently issued proposed regulations which, if adopted in their present form, would modify some of the reporting and disclosure requirements described above.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.

                            SELLING SECURITY HOLDERS

     The Convertible Notes were originally issued by the Company and sold by the Initial Purchaser in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Security Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Notes and Common Stock issued upon conversion of the Convertible Notes.

     The following table sets forth information, as of the date of this Prospectus, with respect to the Selling Security Holders and the respective principal amounts of Convertible Notes beneficially owned by each Selling Security Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Security Holders. None of the Selling Security Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Security Holders may offer all or some portion of the Convertible Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Convertible Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Security Holders upon termination of any such sales. In addition, the Selling Security Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Convertible Notes since the date of this Prospectus, in transactions exempt from the registration requirements of the Securities Act.



                                                                           AGGREGATE AMOUNT
                                                                            OF CONVERTIBLE
                                                                                NOTES
                                                                             BENEFICIALLY
                                                                           OWNED AND BEING
    NAME                                                                      REGISTERED
    ----                                                                   ----------------
    Allstate Insurance Company...........................................     $ 1,500,000
    Ariane Investors.....................................................         250,000
    Bank Lips AG.........................................................         250,000
    Bank Lips Ltd. Zurich................................................       1,605,000
    Chest and Company FBO The Gabelli Global
      Convertible Securities Fund........................................         250,000
    Continental Assurance Company........................................         250,000
    EVEREN Securities, Inc...............................................       1,991,000
    Fidelity Financial Trust:
      Fidelity Convertible Securities Fund...............................       9,500,000
    Fidelity Management Trust Company
      on behalf of accounts managed by it................................       4,000,000
    Forest Fulcrum Fund LP...............................................         250,000
    Forest Fulcrum Fund Ltd. ............................................         500,000
    Forum Capital Markets LP.............................................         100,000
    Lincoln National Convertible Securities Fund.........................       2,125,000
    Lincoln National Life Insurance......................................       5,325,000
    Nomura Securities (Bermuda) Ltd. ....................................       1,150,000
    Offshore Strategies Ltd. ............................................         500,000
    Paloma Securities L.L.C. ............................................       2,600,000
    President and Fellows of Harvard College.............................       7,000,000
    Privat Kredit Bank Lugano............................................         100,000
    Royal Trust Corporation..............................................       1,375,000
    Salomon Brothers Inc.................................................         545,000
    Smith Barney Natural Resources Fund Inc. ............................         200,000
    Societe Occidentale d'Investissements S.A. ..........................         250,000
    Tour Societe Generale Bona Fide Arbitrage............................       1,500,000
    United National Insurance Company....................................         100,000
    Weirton Trust........................................................         550,000
                                                                              -----------
              TOTAL......................................................     $43,766,000

     Salomon Brothers Inc acted as Initial Purchaser of the Convertible Notes and as a managing underwriter in connection with the initial public offering by the Company of shares of its Common Stock in December 1994. Salomon Brothers Inc also provides other investment banking services to the Company from time to time.





                              PLAN OF DISTRIBUTION

     The Convertible Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Convertible Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders or the purchasers of Convertible Notes and Common Stock for whom they may act as agents. The Selling Security Holders and any underwriters, broker/dealers or agents that participate in the distribution of Convertible Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Convertible Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.


     The Convertible Notes and Common Stock issuable upon conversion thereof may be sold by the Selling Security Holders from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders. The sale of the Convertible Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) on
(i) any national securities exchange or quotation service on which the Convertible Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, including transactions pursuant to Rule 144 under the Securities Act, or (iv) through the writing of options. At the time a particular offering of the Convertible Notes or the Common Stock is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Security Holders, the aggregate amount and type of Convertible Notes and Common Stock being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.


     To comply with the securities laws of certain jurisdictions, if applicable, the Convertible Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Convertible Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Convertible Notes or the shares of Common Stock issuable upon conversion thereof may be limited in its ability to engage in market activities with respect to such Convertible Notes or the shares of Common Stock issuable upon conversion thereof. In addition and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Convertible Notes and shares of Common Stock issuable upon conversion thereof by the Selling Security Holders. All of the foregoing may affect the marketability of the Convertible Notes and shares of Common Stock issuable upon conversion thereof.

     All expenses of the registration of the Convertible Notes and Common Stock pursuant to the Registration Agreement will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. The Selling Security Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

     Certain matters with respect to the legality and binding nature of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes have been passed upon for the Company by Morrison & Foerster LLP, Denver, Colorado.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             INDEPENDENT ENGINEERS

     The Company's ore reserves as of January 1, 1996, January 1, 1994, July 1, 1992 and January 1, 1990 have been affirmed and verified by the independent engineering firm of Behre Dolbear & Company, Inc., and are incorporated herein in reliance upon the authority of said firm as an expert in such matters.

================================================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                           PAGE
                                                           ----
                   Available Information.................     2
                   Incorporation of Certain Documents by
                     Reference...........................     2
                   Prospectus Summary....................     3
                   Risk Factors..........................     9
                   Description of Convertible Notes......    14
                   Description of Common Stock...........    28
                   Certain Federal Income Tax
                     Considerations......................    30
                   Selling Security Holders..............    35
                   Plan of Distribution..................    37
                   Legal Matters.........................    38
                   Experts...............................    38
                   Independent Engineers.................    38


================================================================================


================================================================================

                           STILLWATER MINING COMPANY


                            [STILLWATER MINING LOGO]


                          7% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2003

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                                DECEMBER 12, 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Commission registration fees. Unless otherwise indicated, all of the expenses below will be paid by the Company.


              ITEM                                                    AMOUNT TO BE PAID
              ----                                                    -----------------
        Registration fee............................................      $17,741.38
        NASDAQ filing fee...........................................        5,645.00
        Blue Sky fees and expenses..................................        5,000.00
        Printing expenses...........................................        5,000.00
        Legal fees and expenses.....................................       15,000.00
        Miscellaneous expenses......................................        1,613.62
                                                                          ----------
                  Total.............................................      $50,000.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The indemnification and liability of the Company's directors and officers are governed by Delaware law.

     Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities that may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts of omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS


      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
      -------                                -----------------------
         4.1         -- Form of Indenture, dated as of April 29, 1996, between Stillwater
                        Mining Company and Colorado National Bank, as Trustee, with respect to the Company's 7% Convertible Subordinated Notes Due 2003,
                        including form of Convertible Note (incorporated herein by reference to Exhibit 4.1 of the Company's Form 8-K dated April 29, 1996).
         4.2         -- Form of Registration Agreement, dated April 29, 1996, by and between
                        Stillwater Mining Company and Salomon Brothers Inc, with respect to the Company's 7% Convertible Subordinated Notes Due 2003
                        (incorporated herein by reference to Exhibit 4.2 of the Company's
                        Form 8-K dated April 29, 1996).
         5.1         -- Opinion of Morrison & Foerster LLP.
         6           -- Consent of Colorado National Bank.*
        10.13        -- Shareholders Agreement dated September 16, 1994 (incorporated by reference to Exhibit 10.13 to the 1994 S-1).
        10.13.1      -- Registration Rights Agreement dated August 23, 1995, amending
                        Shareholders Agreement (incorporated by reference to Exhibit 4.1 to
                        Form 8-K filed on August 28, 1995).
        12           -- Statement Regarding the Ratio of Earnings to Fixed Charges of the
                        Company.
        23.1         -- Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1.
        23.2         -- Consent of Price Waterhouse LLP.
        23.3         -- Consent of Behre Dolbear & Company, Inc.*
        24.1         -- Power of Attorney.*
        25           -- Statement of Eligibility on Form T-1 of Colorado National Bank.*


---------------


* Previously filed.


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT BELIEVES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING A REGISTRATION STATEMENT ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THIS 12TH DAY OF DECEMBER, 1996.


                                            STILLWATER MINING COMPANY

                                            By  /s/  CHARLES R. ENGLES
                                              ----------------------------------
                                                     Charles R. Engles
                                            Chairman and Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----
           /s/  CHARLES R. ENGLES              Chairman and Chief Executive  December 12, 1996
---------------------------------------------    Officer (Principal
              Charles R. Engles                  Executive Officer)

           /s/  R. DANIEL WILLIAMS             Vice President and Chief      December 12, 1996
---------------------------------------------    Financial Officer
             R. Daniel Williams                  (Principal Financial
                                                 Officer)

           /s/  CARL W. McSPADDEN              Controller (Principal         December 12, 1996
---------------------------------------------    Accounting Officer)
              Carl W. McSpadden

            /s/  RAY W. BALLMER*               Director                      December 12, 1996
---------------------------------------------
               Ray W. Ballmer

          /s/  JOHN W. ESCHENLOHR*             Director                      December 12, 1996
---------------------------------------------
             John W. Eschenlohr

           /s/  SHARON M. MEADOWS*             Director                      December 12, 1996
---------------------------------------------
              Sharon M. Meadows

             /s/  TED SCHWINDEN*               Director                      December 12, 1996
---------------------------------------------
                Ted Schwinden

                                               Director
---------------------------------------------
                 Peter Steen


---------------------------------------------  Director
             W. Thomas Stephens

          /s/  RICHARD B. VON WALD*            Director                      December 12, 1996
---------------------------------------------
             Richard B. Von Wald

*By:       /s/  CHARLES R. ENGLES
    -----------------------------------------
              Charles R. Engles
             As Attorney-in-Fact

                                 EXHIBIT INDEX


      EXHIBIT
       NUMBER                                DESCRIPTION OF EXHIBITS
      -------                                -----------------------
         4.1         -- Form of Indenture, dated as of April 29, 1996, between Stillwater
                        Mining Company and Colorado National Bank, as Trustee, with respect to the Company's 7% Convertible Subordinated Notes Due 2003,
                        including form of Convertible Note (incorporated herein by reference to Exhibit 4.1 of the Company's Form 8-K dated April 29, 1996).
         4.2         -- Form of Registration Agreement, dated April 29, 1996, by and between
                        Stillwater Mining Company and Salomon Brothers Inc, with respect to the Company's 7% Convertible Subordinated Notes Due 2003
                        (incorporated herein by reference to Exhibit 4.2 of the Company's
                        Form 8-K dated April 29, 1996).
         5.1         -- Opinion of Morrison & Foerster LLP.
         6           -- Consent of Colorado National Bank.*
        10.13        -- Shareholders Agreement dated September 16, 1994 (incorporated by reference to Exhibit 10.13 to the 1994 S-1).
        10.13.1      -- Registration Rights Agreement dated August 23, 1995, amending
                        Shareholders Agreement (incorporated by reference to Exhibit 4.1 to
                        Form 8-K filed on August 28, 1995).
        12           -- Statement Regarding the Ratio of Earnings to Fixed Charges of the
                        Company.
        23.1         -- Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1.
        23.2         -- Consent of Price Waterhouse LLP.
        23.3         -- Consent of Behre Dolbear & Company, Inc.*
        24.1         -- Power of Attorney.*
        25           -- Statement of Eligibility on Form T-1 of Colorado National Bank.*


---------------

* Previously filed.